Exhibit 99.2
News Release
[LOGO]	First Midwest Bancorp, Inc.	First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Steven H. Shapiro (630) 875-7345 www.firstmidwest.com
	TRADED: SYMBOL:	Nasdaq FMBI
FIRST MIDWEST BANCORP INCREASES QUARTERLY CASH DIVIDEND 9% TO $0.24 PER SHARE

ITASCA, IL, NOVEMBER 17, 2004 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced an increase in the quarterly cash dividend on its common stock. The new quarterly cash dividend of $0.24 per share is an increase of 9% from the previous quarterly dividend of $0.22. The dividend will be payable on January 18, 2005 to First Midwest stockholders of record as of the close of business on December 23, 2004 and represents First Midwest's 88th consecutive quarterly dividend distribution since its formation in 1983.

"We are pleased to be able to announce this dividend increase, the thirteenth increase that First Midwest has declared in the past twelve years." said John M. O'Meara, President and Chief Executive Officer of First Midwest. "This dividend increase reflects First Midwest's continued profitability."

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking markets. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 67 offices located in 49 communities, primarily in northeastern Illinois. First Midwest is the 2004 recipient of the Illinois Bank Community Service Award and has been honored by Chicago magazine in its September, 2004 issue as one of the 25 best places to work in Chicago.

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